HSBC

CONFIDENTIAL

26 July 2022

Primech A & P Pte. Ltd.
(Entity No. 198801704H)
23 Ubi Crescent
Singapore 408579

Attention: Khazid Bin Omar
Director

(hereinafter referred to as "**you**" or the "**Borrower**")

Dear Sirs

BANKING FACILITIES

The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the "**Bank**") is pleased to make available and/or continue to make available to **Primech A & P Pte. Ltd.** the following banking facilities (the "**Facilities**" and each a "**Facility**") on the terms and conditions set out in this facility letter (the "**Facility Letter**").

With effect from the date of compliance with all the conditions stated in Clause 8, this Facility Letter replaces the Bank's letter dated 20 July 2018 (as the same may be revised, amended and/or supplemented from time to time) and all existing liabilities in respect of the facilities made available thereunder by the Bank to the Borrower shall be governed in future by the terms and conditions of this Facility Letter.

1.	**Facilities**	**Limits**
1.1	Overdraft Facility	SGD7,000,000/-*
1.2	Guarantee Facility (Maximum validity period: 36 months)	SGD3,368,000/-#
1.3	Corporate Credit Card Facility	SGD50,000/-

* The limit is available only until 25 November 2022. Thereafter, the limit shall be revised to SGD4,000,000/-.

The following bank guarantees are deemed to be issued by the Bank pursuant to the Guarantee Facility at the Borrower's request:-

(a) the bank guarantee with reference number PEBOCB646527 dated 21 March 2022 issued in favour of Ministry of Education;

(b) the bank guarantee with reference number PEBOCB647175 dated 22 June 2022 issued in favour of The Management Corporation Strata; and

(c) the bank guarantee with reference number PEBOCB647704 dated 21 June 2022 issued in favour of Alexandra Health Pte Ltd.

The Borrower hereby acknowledges that it has been advised of the risk in borrowing in a currency different from that in which the proceeds of the drawdown are to be deployed or from that of the income or assets to be used for repayment. The Borrower further acknowledges that it is fully aware that substantial losses or gains can arise from variations in foreign exchange rates between dates of drawdowns and dates of repayment.

2. Availability

The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relation to, the Facilities. The Facilities are subject to the Bank's review at any time, and also subject to the Bank's overriding right of repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

3. Pricing

3.1 The following pricing shall apply:-

Facilities	Pricing
Overdraft Facility	1.5% per annum below the Bank's prevailing Prime Lending Rate, as published from time to time.
Guarantee Facility	1% per annum on the face value of the guarantees issued and/or to be issued, for the number of months or part thereof, calculated from the issuance or effective date (whichever is earlier) to the expiry date or the end of the claim period (whichever is later) of such guarantee, subject to a minimum of SGD150/-.

3.2 Interest on the Facilities shall be calculated daily on the basis of 365/360 days a year, as appropriate in accordance with the market practice of such currency(ies), and subject to the below, without rounding. The aggregate amount of any accrued interest, commission or fee which is, or becomes payable by the Borrower under the Facility Letter shall be rounded to 2 decimal places.

3.3 The pricing stated above excludes any charges by any correspondent bank, if applicable. The Borrower undertakes to reimburse the Bank for any charges levied by any correspondent bank.

3.4 Other pricings that are not set out above shall be at the Bank's prevailing rates.

3.5 All commission payable by the Borrower to the Bank shall be paid upfront.

3.6 Pricing is subject to the Bank's periodic review and revision from time to time.

3.7 All amounts due and payable shall be debited from the Borrower's current account with the Bank.

4. Fee

4.1 A review fee of SGD3,000/- shall be payable at this and each subsequent annual review.

4.2 The Borrower authorises the Bank to debit the aforesaid fee from its current account with the Bank.

5. Security

All monies owing by the Borrower to the Bank shall be secured by the following:-

(a) an existing charge over specified term deposit account(s) dated 22 August 2019 (the "**Charge 1**"), provided by the Borrower;

(b) an existing charge over all term deposit accounts dated 27 June 2019 (the "**Charge 2**", and together with the Charge 1 shall collectively be referred to herein as the "**Charges**"), provided by the Borrower;

(c) an existing all monies debenture over all present and future assets dated 31 October 2018 as amended and restated in 1 April 2021, provided by the Borrower;

(d) an existing joint and several guarantee for an unlimited amount dated 24 August 2018, provided by Sng Yew Jin, Kwek Jin Ngee, Vernon and Ho Kin Wai; and

(e) an existing corporate guarantee for an unlimited amount dated 31 March 2021, provided by Sapphire Universe Holdings Limited,

(collectively, the "**Security Documents**" and any third party providing security shall be referred to herein as the "**Guarantors**").

6. Term Deposits

The Borrower shall ensure that term deposits of not less than SGD2,218,888/- be maintained by the Borrower with the Bank at all times. All term deposits placed with the Bank shall be subject to the Charges.

7. Conditions Precedent

The revised Facilities are not available until the Bank has received the following documents in such form and content satisfactory to the Bank and (where applicable) the Borrower has complied with the following requirements:-

(a) the attached duplicate copy of this Facility Letter with the form of acceptance thereon duly signed by the Borrower and the form of confirmation duly signed by the Guarantors;

(b) the resolutions of the Board of Directors of the Borrower approving the acceptance of the Facilities, and the provision of any other documents required by the Bank;

(c) a certified true copy of the constitutional documents as the Bank may require of the Borrower;

(d) payment of review fee, as specified in this Facility Letter;

(e) placement of additional term deposits by the Borrower in an amount of not less than SGD618,888/- with the Bank, which shall be subject to the Charge 2; and

(f) such other information and documents as the Bank may require.

8. Additional Matters

The Borrower represents, warrants and undertakes (as the case may be), for the duration of the Facilities, the matters listed below. Regardless of whether such matters are being observed or complied with, the Bank may still at any time withdraw or cancel the whole or any part of the Facilities and/or demand repayment of all sums owing.

(a) Constitutional Documents: The Borrower shall not without the prior written consent of the Bank substantially alter the nature of its business, and/or amend or alter any of the provisions in its constitutional documents relating to its borrowing powers and principal business activities.

(b) Change of Shareholding: The Borrower shall procure that none of its shareholders change their ownership in the Borrower without the prior written consent of the Bank.

(c) Negative Pledge: The Borrower shall not and shall procure that none of its subsidiaries shall:-

(i) create or attempt to create or permit to subsist any mortgage, debenture, charge, pledge, lien or other encumbrance upon, or permit any lien or other encumbrance (save a lien, arising by operation of law in the ordinary course of trading) to arise on or affect the whole or any part of its undertaking, property, assets and rights other than pledges created over goods and/or services acquired pursuant to documentary credits opened in the ordinary course of trading for the purpose of financing the acquisition or provision of goods and services; or

(ii) grant, issue or extend any guarantee or indemnity or enter into any other form of contractual undertaking or arrangement of similar effect in respect of any indebtedness or obligations, actual or contingent, of any other person whatsoever except in the usual and ordinary course of trading as now conducted by it and its subsidiaries and for the purpose of the carrying on by it of its business.

The above clause shall not be deemed breached by reason only of the existence of any mortgage, debenture, charge, pledge, lien or other encumbrance or guarantee or indemnity which has been created or which subsists or has arisen prior to 20 July 2018, provided that any further or additional encumbrance over or affecting the relevant asset, or increase in the amount secured by or other variation of the relevant encumbrance or guarantee or indemnity of similar effect, shall constitute such a breach.

(d) Pari Passu Covenant: The Borrower's obligations under the Facilities shall at all times rank at least equally and rateably in all respects with its obligations owing to other financial institutions in terms of security and support.

(e) Adjusted Tangible Net Worth: The Borrower shall at all times maintain a minimum adjusted tangible net worth of SGD10,000,000/- (Adjusted tangible net worth is defined as paid-up capital plus revenue reserves, loans owing by the Borrower to its group company and related companies, amounts due to its directors and/or shareholders, excluding intangibles, loans and/or investments by the Borrower in its group company and related companies, amounts due from its directors and/or shareholders).

(f) Gearing Ratio: The Borrower shall at all times maintain a maximum gearing of 1.5 (Gearing is defined as the ratio of total bank debts to tangible net worth. Tangible net worth is defined as paid-up capital plus revenue reserves excluding intangibles).

(g) Audited Financial Statements: The Borrower shall furnish the Bank with its annual audited financial statements promptly and in any event no later than 6 months from the end of each financial year.

(h) Management Accounts: The Borrower shall furnish the Bank with its half-yearly management accounts promptly and in any event no later than 60 days from the end of each term.

(i) Insurance: The Borrower shall at all times maintain an all-risks insurance policy with such underwriter/insurer acceptable to the Bank, on its assets for such amount required by the Bank and endorsed with the Bank's interest as loss payee. The Borrower shall procure that the underwriter/insurer undertakes not to terminate/cancel the relevant policy without prior notice in writing to the Bank.

9. Terms and Conditions

9.1 The Facilities shall be subject to the Schedule of General Terms and Conditions and the Schedule of Facilities attached (collectively, the "**Schedules**"), and reference to this Facility Letter shall include the Schedules.

9.2 Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 2001 of Singapore, no terms of this Facility Letter or the Security Documents is enforceable by a person who is not a party hereto or thereto.

10. Acceptance

To accept this offer please arrange for the enclosed duplicate copy of this Facility Letter to be signed and returned, together with the resolutions of the Board of Directors of the Borrower, approving the acceptance of the revised Facilities, within 21 days from the date of this Facility Letter. If the offer is not accepted and received by the Bank within 21 days from the date of this Facility Letter, the offer shall be deemed to have lapsed and expired.

Yours faithfully

Lionel Wee Vice President Commercial Banking	David Sim Senior Vice President and Team Head Commercial Banking

SCHEDULE OF GENERAL TERMS AND CONDITIONS

1. Utilisation

1.1 Utilisation of the Facilities shall be subject to the Bank's current practice from time to time. The Bank reserves the right in its absolute discretion to decide whether or not any utilisation or drawdown may be made in connection with the Facilities, and to specify conditions only on compliance with which such utilisation or drawdown may be made.

1.2 The Borrower shall provide, at the request of the Bank from time to time, cash cover in respect of its prospective or contingent liabilities owing at any time to the Bank, including but not limited to its liabilities under any Facility.

2. Limit Observance

The aggregate amount for the time being of the Borrower's actual, prospective or contingent liability or risk in respect of the Facilities shall not at any time exceed the relevant Limit or Sub-Limit (as appropriate). In the case of a prospective or contingent liability, the relevant amount shall be as estimated by the Bank.

3. Currency Equivalent

The equivalent of any amount denominated in a currency other than which a Limit or Sub-Limit is stated shall be calculated by reference to the Bank's then prevailing spot rate of exchange for such currency. The aggregate currency equivalent of all drawings outstanding and/or proposed will be calculated at such time as the Bank shall determine before each drawdown, for the purpose of determining compliance or otherwise with the relevant Limit and/or Sub-Limit.

4. Payments

4.1 All payments shall be made without any set-off, deduction, counter-claim, withholding or condition of any kind, and in the currency of denomination in which the payment is due, provided that if the Borrower is required by applicable law to withhold tax or other amount from any sum payable by or received from the Borrower, the Borrower shall pay such additional amounts as is necessary to ensure that the Bank receives on the due date and retains a net sum equal to what it would have received had no such deduction or withholding been required or made.

4.2 The Bank's certificate of any sum due from the Borrower under the Facilities shall (apart from manifest error) be conclusive.

4.3 Unless otherwise notified by the Bank, payments shall be made on a Business Day and on the due date for such payment or if that day is not a Business Day on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is none).

5. Set-Off

In addition to any other right of combination of accounts, lien or other rights which the Bank is entitled, the Bank is entitled to settle any indebtedness owed by the Borrower to the Bank, whether such liabilities be actual, prospective or contingent, primary or collateral and several or joint, against any cash cover received or by transferring moneys from any credit balance (whether or not due) to which the Borrower is entitled on any account with the Bank, whether in Singapore or overseas, notwithstanding that the balances on such other account may not be expressed in the same currency. The right of the Bank shall not be affected by the winding-up of the Borrower.

6. Currency Indemnity

Without prejudice to the foregoing, any amount received or recovered by the Bank in respect of any sum expressed to be due to the Bank from the Borrower in a currency other than the currency of denomination in which payment is due (the "**Intended Currency**") shall only constitute a discharge to it to the extent of the amount in the Intended Currency which the Bank is able, in accordance with its usual practice or prevailing circumstances, to purchase with the amount so received or recovered in such other currency on the date of that receipt and the Borrower shall indemnify the Bank against any cost, loss or liability incurred by the Bank as a result of a failure by the Borrower to pay any amount due in the Intended Currency.

7. Information

The Borrower will provide, promptly, any financial or other information that the Bank may from time to time request.

8. Expenses

The Borrower shall on demand pay to the Bank and indemnify the Bank for all costs, expenses, fees (including but not limited to any legal, security and valuation fees), stamp duty, taxes and other charges, and registration costs incurred or charged by the Bank in connection with the negotiation, preparation, amendment, variation, waiver, release, investigation, administration, supervision, protection or enforcement of the rights of the Bank under the Facilities, this Facility Letter or any security.

9. Default Interest

Any amount which is overdue or overdrawn (as well as any amount demanded and not paid) will bear interest at such rate charged by the Bank from time to time on unauthorised overdrafts or any other rates deemed appropriate by the Bank (both before and after demand or judgement).

10. Force Majeure

The Bank shall not be liable to the Borrower for any loss, damage or delay attributable in whole or part to action by any government or government agency or other force majeure and in particular but not limited to strikes, industrial action whether involving the Bank's staff or not, equipment failure or interruption of power supplies.

11. Demand and Notice

11.1 Any demand made, or notice given, by the Bank under this letter may be made or given by any manager, officer or firm acting as solicitor of the Bank by letter addressed to the Borrower or any officer of the Borrower. It may be sent by prepaid post to or left at the Borrower's address last known to the Bank or at the Borrower's registered office. It may be sent by telex, fax or other electronic means to the Borrower's last known telex number, fax number or electronic mail address. If sent by prepaid post, it shall be deemed to have been made or given at noon the second day following the day the letter was posted. If sent by telex, fax or other electronic means, it shall be deemed to have been made or given at the time of transmission.

11.2 Unless otherwise advised by the Bank any notices given by the Borrower to the Bank under this letter shall be delivered to this office.

12. Business Day

The term "**Business Day**" means a day (other than a Saturday or Sunday or a public holiday) on which banks are open for general business in Singapore and in any relevant financial centre for the currency and transaction involved (including but not limited to New York (in relation to any date for payment or purchase of USD) and London (in relation to any date for payment or purchase in GBP)).

13. Assignment/Transfer

Unless expressly agreed otherwise by the Bank, the Bank may assign or transfer all or any part of its rights, benefits and/or obligations under this Facility Letter by delivering to the Borrower a notice in writing. Such assignment or transfer shall take effect as from the effective date specified in the notice and the Bank shall thereafter be released from such rights, benefits and/or obligations. No assignment or transfer of any right, benefit or obligation in this Facility Letter shall be made by the Borrower in any way.

14. Governing Law and Jurisdiction

This Facility Letter shall be governed by the laws of Singapore and the Borrower irrevocably submits to the non-exclusive jurisdiction of the Singapore courts.

15. Compliance Activity

The Bank and other members of the HSBC Group (as defined below) are required to act in accordance with the laws and regulations and comply with requests of public and regulatory authorities operating in various jurisdictions which relate to, amongst other things: (i) the prevention of money laundering, terrorist financing, corruption, tax evasion and the provisions of financial and other services to any persons or entities which may be subject to economic or trade sanctions; or (ii) the investigation or prosecution of, or the enforcement against, any person for an offence against any laws or regulations.

The Bank may take, and may instruct members of the HSBC Group to take, any action which the Bank in its sole and absolute discretion considers appropriate to prevent or investigate crime or the potential breach of sanctions regimes or to act in accordance with relevant laws, regulations, sanctions regimes, international guidance, relevant HSBC Group procedures and/or the direction of any public, regulatory or industry body relevant to any member of the HSBC Group. This includes the interception and investigation of any payment, communication or instruction, and the making of further enquiries as to whether a person or entity is subject to any sanctions regime ("**Compliance Activity**").

Where the Bank takes or instructs any member of the HSBC Group to take, any action, or delays or fails to perform any obligation under or in connection with this Facility Letter pursuant to Compliance Activity, neither the Bank nor any member of the HSBC Group will be liable to the Borrower in respect of any loss, damage or delay suffered or incurred by the Borrower or any other person.

16. Anti-Bribery Laws

The Facilities will not be used, directly or indirectly, for any payments that could cause a violation of any anti-bribery law and none of the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower or any of its subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the "**UK Bribery Act**") and the U.S. Foreign Corrupt Practices Act of 1977 (the "**FCPA**"). Furthermore, the Borrower and, to the knowledge of the Borrower, each of its affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

17. Sanctions

The Borrower will not, directly or indirectly, use the Facilities, or lend, contribute or otherwise make available the Facilities to any subsidiary, joint venture partner or other Person (as defined below), (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions (as defined below) or (ii) in any other manner that would result in a violation of Sanctions by any Person. None of the Borrower, any of its subsidiaries, any director or officer, or any employee, agent or affiliate, of the Borrower or any of its subsidiaries, is an individual or entity ("**Person**") that is, or is owned or controlled by Persons that are, (A) the subject of any sanctions administered or enforced by the US Department of the Treasury's Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty's Treasury, the Hong Kong Monetary Authority or the Monetary Authority of Singapore (collectively, "**Sanctions**"), or (B) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions.

18. Banking (Exposure Limits) Rules

The Banking (Exposure Limits) Rules (Cap. 155S) and regulations in respect thereof in Hong Kong have imposed on the Bank certain limitations on advances to persons related or connected to the HSBC Group. In accepting this Facility Letter, the Borrower should, to the best of its knowledge, advise the Bank whether it is in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that the Borrower is not so related or connected. The Bank would also ask, that if the Borrower becomes aware that it becomes so related or connected in future, it immediately advises the Bank in writing. The following paragraphs contain an explanation of when the Borrower may be considered related or connected to the HSBC Group for the purposes hereof.

The information set out here is for reference only. For further details, the Banking (Exposure Limits) Rules (Cap. 155S) may be accessed at https://www.elegislation.gov.hk/hk/cap155S.

The Borrower may be considered as related or connected to the HSBC Group if it is:

(a) a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

(b) a relative of a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

(c) a firm, partnership or non-listed company in which a member of the HSBC Group or any of the following entities is interested as director, partner, manager or agent:

(i) a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii) a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or

(d) a natural person, firm, partnership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entities is a guarantor of the facility:

(i) a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii) a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.

Relevant definitions

A person has "**control**" if such person is:

(i) an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act; or

(ii) a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary,

and "**controller**" means either an "**indirect controller**" or a "**majority shareholder controller**".

"**employee**" includes permanent full time, permanent part-time, fixed-term full time, fixed-term part-time staff and international assignees.

"**HSBC Group**" means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches, and member or office of the HSBC Group shall be construed accordingly.

"**minority shareholder controller**" in relation to a company, means any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50%, of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

"**relative**" in relation to a natural person, means the following:

(i) a parent, grandparent or great grandparent;

(ii) a step-parent or adoptive parent;

(iii) a brother or sister;

(iv) the spouse;

(v) if the person is a party to a union of concubinage - the other party of the union;

(vi) a cohabitee;

(vii) a parent, step-parent or adoptive parent of a spouse;

(viii) a brother or sister of a spouse;

(ix) a son, step-son, adopted son, daughter, step-daughter or adopted daughter; or

(x) a grandson, granddaughter, great grandson or great granddaughter.

SCHEDULE OF FACILITIES

GUARANTEE FACILITY

1. Utilisation

The Bank will issue each guarantee, bond or performance bond (referred to herein as the "**guarantees**" and each a "**guarantee**") under the Guarantee Facility subject to:-

(a) receipt by the Bank of a duly signed application form; and

(b) the Bank's prior approval of the terms of the relevant guarantee, including without limitation the beneficiary and expiry date.

2. Validity Period

The validity period for each guarantee under the Guarantee Facility shall not exceed 36 months (inclusive of claim period, if any), save that the validity period for the bank guarantee with reference number PEBOCB646527 dated 21 March 2022 issued in favour of Ministry of Education shall not exceed 55 months (inclusive of claim period, if any).

CORPORATE CREDIT CARD FACILITY

All utilisations in respect of the Corporate Credit Card Facility shall be subject to, and governed by, the applicable terms and conditions accompanying the corporate credit card application form executed or to be executed by the Borrower (collectively, the "**Corporate Card Agreement**"). In the event of any conflict of the terms of the Facility Letter and those of the Corporate Card Agreement, the terms of the Corporate Card Agreement will prevail.

To: The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch

ACCEPTANCE AND CONFIRMATION

We, **Primech A & P Pte. Ltd.**, confirm our acceptance of the offer and all the terms and conditions contained in the attached letter dated 26 July 2022 (including the Schedules attached thereto).

____
For and on behalf of
Primech A & P Pte. Ltd.

Name(s) : SNG YEW JIN

Designation : Director

Date : 27th July 2022

To: The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the "**Bank**")

GUARANTOR'S CONFIRMATION

I, **Sng Yew Jin**, confirm that:-

(a) I consent to the terms and conditions as set out in the Bank's facility letter dated 26 July 2022 to **Primech A & P Pte. Ltd.** (the "**Facility Letter**"); and

(b) I am and will be bound by the terms of the guarantee executed or to be executed by me in favour of the Bank as referred to in the Facility Letter, and that my obligations under the said guarantee are and will remain in full force and effect.

Name : **Sng Yew Jin**

Identification No. : S0074972I

Date : 27th July 2022

To: The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the "**Bank**")

GUARANTOR'S CONFIRMATION

I, **Kwek Jin Ngee, Vernon**, confirm that:-

(a) I consent to the terms and conditions as set out in the Bank's facility letter dated 26 July 2022 to **Primech A & P Pte. Ltd.** (the "**Facility Letter**"); and

(b) I am and will be bound by the terms of the guarantee executed or to be executed by me in favour of the Bank as referred to in the Facility Letter, and that my obligations under the said guarantee are and will remain in full force and effect.

kwek vernon (Jul 28, 2022 12:24 GMT+8)

Name : **Kwek Jin Ngee, Vernon**

Identification No. : S7145417G

Date : 27th July 2022

To: The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the "**Bank**")

GUARANTOR'S CONFIRMATION

I, **Ho Kin Wai**, confirm that:-

(a) I consent to the terms and conditions as set out in the Bank's facility letter dated 26 July 2022 to **Primech A & P Pte. Ltd.** (the "**Facility Letter**"); and

(b) I am and will be bound by the terms of the guarantee executed or to be executed by me in favour of the Bank as referred to in the Facility Letter, and that my obligations under the said guarantee are and will remain in full force and effect.

Ho kin wai (Jul 29, 2022 10:15 GMT+8)

____

Name	: **Ho Kin Wai**
Identification No.	: HJ2086123
Date	: 27th July 2022

To: The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the "**Bank**")

GUARANTOR'S CONFIRMATION

We, **Sapphire Universe Holdings Limited**, confirm that:-

(a) we consent to the terms and conditions as set out in the Bank's facility letter dated 26 July 2022 to **Primech A & P Pte. Ltd.** (the "**Facility Letter**"); and

(b) we are and will be bound by the terms of the guarantee executed or to be executed by us in favour of the Bank as referred to in the Facility Letter, and that our obligations under the said guarantee are and will remain in full force and effect.

Ho kin wai (Jul 29, 2022 10:15 GMT+8)

____
For and on behalf of
Sapphire Universe Holdings Limited

Name : Ho Kin Wai

Designation : Director

Date : 27th July 2022